Exhibit 5.1

[On Perkins Coie LLP Letterhead]

February 1, 2012

Jones Soda Co.

1000 First Avenue South, Suite 100

Seattle, Washington 98134

Ladies and Gentlemen:

We have acted as counsel for Jones Soda Co., a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-166556) (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), the prospectus dated June 11, 2010 (the “Base Prospectus”), and the prospectus supplement dated February 1, 2012 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of (a) 6,415,000 shares of its common stock, no par value (the “Shares”), (b) warrants to purchase 3,207,500 shares of the its common stock, no par value (the “Warrants”), and (c) 3,207,500 shares of its common stock, no par value, underlying the Warrants (the “Warrant Shares”), filed with the Commission pursuant to Rule 424(b) under the Securities Act, pursuant to a Securities Purchase Agreement dated as of February 1, 2012, between the Company and the purchasers named therein, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 2, 2012 (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Prospectus Supplement and the Company’s Articles of Incorporation and Bylaws, each as in effect on the date hereof, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

February 1, 2012

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

(1) The Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the Purchase Agreement will be validly issued, fully paid and nonassessable;

(2) The Warrants have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the Purchase Agreement will constitute the valid and binding obligation of the Company enforceable in accordance with its terms; and

(3) The Warrant Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms of the Warrants, will be validly issued, fully paid and nonasessable.

This opinion is limited to matters governed by the Washington Business Corporation Act.

We hereby consent to reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ PERKINS COIE LLP